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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ x] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[  ] Form 3 Holdings Reported

[  ] Form 4 Transactions Reported

================================================================================
1. Name and Address of Reporting Person*

   Lorentz, Norman
--------------------------------------------------------------------------------
   (Last) (First) (Middle)

  3 Park Avenue
--------------------------------------------------------------------------------
   (Street)

   New York, NY  10016
--------------------------------------------------------------------------------
   (City) (State) (Zip)


================================================================================
2. Issuer Name and Ticker or Trading Symbol

   Dice Inc. -- DICE
================================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)


================================================================================
4. Statement for Month/Year

  December 2001
================================================================================
5. If Amendment, Date of Original (Month/Year)


================================================================================
6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ]   Director                             [   ]   10% Owner
   [   ]   Officer (give title below)           [ x ]   Other (specify below)

former Sr. Vice President, Technology & CTO

================================================================================
7. Individual or Joint/Group Filing
   (Check applicable line)

   [ x ] Form filed by one Reporting Person
   [   ] Form filed by more than one Reporting Person

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
--------------------------------------------------------------------------------

                                                                              4.
                                                                              Securities Acquired (A) or
                                                                              Disposed of (D)
                                                                              (Instr. 3, 4 and 5)
                                                   2.            3.           -----------------------------
1.                                                 Transaction   Transaction                         (A)
Title of Security                                  Date          Code             Amount             or     Price
(Instr. 3)                                         (mm/dd/yy)    (Instr. 8)                          (D)
-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     Table I (cont.) -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
--------------------------------------------------------------------------------
                                                   5.
                                                   Amount of
                                                   Securities           6.                7.
                                                   Beneficially         Ownership         Nature of
                                                   Owned at End         Form:             Indirect
1.                                                 of Issuer's          Direct (D)        Beneficial
Title of Security                                  Fiscal Year          or Indirect       Ownership
(Instr. 3)                                         (Instr. 3 & 4)       (I) (Instr.4)     (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

*    If the form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

================================================================================
Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
--------------------------------------------------------------------------------

                                                                                                     6.
                                                                                                     Date
                                                                      5.                             Exercisable and
                         2.                            4.             Number of Derivative           Expiration Date
1.                       Conversion or                 Transaction    Securities Acquired (A)        (Month/Day/Year)
Title of                 Exercise        3.            Code           or Disposed of (D)            ----------------
Derivative               Price of        Transaction   (Instr. 8)     (Instr. 3, 4 and 5)            Date          Expira-
Security                 Derivative      Date (Month/  ------         -----------------------        Exer-         tion
(Instr. 3)               Security        Day/Year)     Code V         (A)             (D)            cisable       Date
------------------------------------------------------------------------------------------------------------------------------------
(1)  Incentive Stock     $4.50           2/22/01       A              40,000                         10/15/01      2/21/11
     Option (right                                                                                      (1)
     to buy)
------------------------------------------------------------------------------------------------------------------------------------
(2)  Incentive Stock     $0.88           8/13/01       A              100,000                        10/15/01      8/12/11
     Option (right                                                                                      (1)
     to buy)
------------------------------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------
Table II (cont.) -- Derivative Securities Acquired, Disposed of, or Beneficially
     Owned (e.g., puts, calls, warrants, options, convertible securities)
--------------------------------------------------------------------------------
                          7.
                          Title and Amount
                          of Underlying
                          Securities                                              9.               10.
                          (Instr. 3 and 4)                                        Number of        Ownership of
                          ----------------                                        Derivative       Derivative      11.
1.                                          Amount              8.                Securities       Security:       Nature of
Title of                                    or                  Price of          Beneficially     Direct          Indirect
Derivative                                  Number              Derivative        Owned            (D) or In-      Beneficial
Security                                    of                  Security          at End of Month  direct (I)      Ownership
(Instr. 3)                Title             Shares              (Instr. 5)        (Instr.4)        (Instr. 4)      (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
(1)  Incentive Stock      Common Stock      40,000              $4.50                              D               --
     Option (right
     to buy)
------------------------------------------------------------------------------------------------------------------------------------
(2)  Incentive Stock      Common Stock     100,000              $0.88                              D               --
     Option (right
     to buy)
------------------------------------------------------------------------------------------------------------------------------------


Explanation of Responses:

(1) The options are exercisable in increments beginning on the date listed herein. Certain events may accelerate the vesting of of the options.


/s/ Norman Lorentz                                            02/11/02
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

     Alternatively, this Form is permitted to be submitted to the Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.